Exhibit 99.1

RE: NN, Inc. 207 Mockingbird Lane 3rd Floor Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Robbie Atkinson	Caitlin Petrakis
VP, Corporate Treasurer & Investor Relations	(General info)
(423) 434-8305	212-371-5999

FOR IMMEDIATE RELEASE

November 2, 2016

NN, INC. REPORTS THIRD QUARTER 2016 RESULTS

Johnson City, Tenn, November 2, 2016 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the third quarter ended September 30, 2016.

GAAP Results

Net sales for the third quarter of 2016 increased $50.2 million, or 32.4% to $205.0 million, compared to $154.8 million for the third quarter of 2015. Acquisitions, net of divestitures added $55.2 million in revenue. Sales in the legacy business were negatively impacted by $5.0 million due to weakness in the industrial end market.

On a GAAP basis, income from operations for the third quarter of 2016 was $18.7 million, compared to $10.1 million for the same period in 2015. Net income on a GAAP basis for third quarter of 2016 was $4.1 million, or $0.15 per diluted share. This compares to net income of $4.6 million, or $0.17 per diluted share in the third quarter of 2015.

On a GAAP basis, income from operations for third quarter 2016 in the Autocam Precision Components Group was $8.5 million compared to $10.9 million for the same period in 2015.

On a GAAP basis, income from operations for third quarter 2016 in the Precision Bearing Components Group was $5.8 million compared to $6.6 million for the same period in 2015.

On a GAAP basis, income from operations for third quarter 2016 in the Precision Engineered Products Group was $9.9 million compared to $0.6 million for the same period in 2015.

Adjusted Third Quarter 2016 Results

Adjusted income from operations for the third quarter of 2016 was $25.7 million, an increase of 58%, compared to $16.3 million for the same period in 2015. Adjusted net income was $10.3 million, or $0.38 per diluted share, compared to $9.5 million, or $0.35 per diluted share for the same period in 2015.

Richard Holder, President and Chief Executive Officer, commented, “We continue to drive solid operating performance and margin expansion aided by the NN Operating System despite ongoing weakness in the industrial market. Our focus throughout 2016 has been to optimize our business operations to lay a solid foundation for future long term growth, and our continuing margin improvement is evidence of the power of our diversified portfolio and the benefits derived from strong operating discipline.”

Business Group Results

Autocam Precision Components

Net sales for the third quarter of 2016 were $80.5 million, compared to $83.2 million in the third quarter of 2015, a decrease of $2.7 million. Weakness in the industrial end market primarily accounted for the decline. Adjusted income from operations for the quarter declined $2.2 million to $9.6 million, compared to $11.8 million in the third quarter of 2015.

Mr. Holder commented, “While the challenging industrial market continued to affect the APC Group in the third quarter, our focus on maximizing operations produced positive flex productivity and the group performed admirably despite market weakness.”

Precision Bearing Components

Net sales for the third quarter of 2016 were $58.2 million, compared to $60.5 million in the third quarter of 2015, a decrease of $2.3 million. Soft industrial market demand accounted for the decline. Adjusted income from operations for the third quarter was $5.9 million, compared to $6.7 million in the third quarter of 2015.

Mr. Holder commented, “The PBC team continues to achieve operating improvements driven by the NN Operating System, with margins flexing in line with expectations despite the ongoing industrial market challenges.”

Precision Engineered Products

Net sales for the third quarter of 2016 were $66.2 million, compared to $11.0 million in the third quarter of 2015, an increase of $55.2 million. The acquisition of PEP, net of divestitures accounted for $55.2 million of the increase. Adjusted income from operations for the quarter was $15.2 million, compared to $0.7 million in 2015.

Mr. Holder commented, “We are pleased with the performance of our PEP group. Our integration efforts are on track, and we continue to see the benefits of the execution of the NN Operating System.”

Mr. Holder concluded, “Our results this quarter continue to support our strategic priorities of strong free cash flow generation and paying down debt. We believe our focus on driving continuous operating improvements and flex productivity across our balanced portfolio will produce solid performance into the future and offset continued industrial weakness.”

The full set of financial guidance for the fourth quarter and full year 2016, as well as full year 2017 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 888-297-0353 or 719-325-2159 Conference ID: 7773200. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share to the U.S. GAAP financial measures of income from operations, net income and diluted earnings per share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 41 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding completed acquisitions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Net Income and Comprehensive Income (Loss)

(Unaudited)

	Three Months ended		Nine Months ended
	September 30,		September 30,
(in thousands, except per share data)	2016	2015	2016	2015
Net sales	$204,961	$154,824	$631,459	$483,425
Cost of products sold (exclusive of depreciation and amortization shown separately below)	152,538	120,195	469,086	378,220
Selling, general and administrative	18,347	11,949	60,651	37,910
Acquisition related costs excluded from selling, general and administrative	—	3,948	—	3,948
Depreciation and amortization	14,693	8,610	47,177	25,702
Restructuring and impairment charges	656	—	7,241	—

Income from operations	18,727	10,122	47,304	37,645
Interest expense	16,337	4,584	48,924	16,543
Write-off of unamortized debt issuance costs	2,589	—	2,589	—
Derivative payments (receipts) on interest rate swap	609	—	609	—
Derivative (gains) losses on change in interest rate swap fair value	3,130	—	3,130	—
Other (income) expense, net	(235)	593	(2,188)	2,012

Income (loss) before provision (benefit) for income taxes and share of net income from joint venture	(3,703)	4,945	(5,760)	19,090
Provision (benefit) expense for income taxes	(6,423)	936	(6,469)	4,009
Share of net income from joint venture	1,427	621	4,170	2,503

Net income	$4,147	$4,630	$4,879	$17,584

Basic income per share:
Net income	$0.15	$0.17	$0.18	$0.87

Weighted average shares outstanding	27,159	26,839	26,973	20,122

Diluted income per share:
Net income	$0.15	$0.17	$0.18	$0.86

Weighted average shares outstanding	27,322	27,167	27,103	20,467

Cash dividends per common share	$0.07	$0.07	$0.21	$0.21

NN, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash	$14,788	$15,087
Accounts receivable, net	147,427	123,005
Inventories	118,834	119,836
Income tax receivable	682	3,989
Current deferred tax assets	—	6,696
Other current assets	13,758	11,568

Total current assets	295,489	280,181
Property, plant and equipment, net	325,969	318,968
Goodwill, net	449,004	449,898
Intangible assets, net	261,953	282,169
Non-current deferred tax assets	—	742
Investment in joint venture	38,925	38,462
Other non-current assets	11,058	10,147

Total assets	$1,382,398	$1,380,567

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,730	$69,101
Accrued salaries, wages and benefits	26,181	21,125
Income taxes payable	1,327	5,350
Current maturities of long-term debt	8,621	11,714
Current portion of obligation under capital lease	3,933	4,786
Other current liabilities	27,910	21,275

Total current liabilities	137,702	133,351
Non-current deferred tax liabilities	104,555	117,459
Long-term debt, net of current portion	795,692	795,400
Accrued post-employment benefits	6,091	6,157
Obligation under capital lease, net of current portion	6,792	9,573
Other	5,223	4,746

Total liabilities	1,056,055	1,066,686
Total stockholders’ equity	326,343	313,881

Total liabilities and stockholders’ equity	$1,382,398	$1,380,567

Reconciliation of GAAP net income to Non-GAAP adjusted net income & GAAP Diluted Income Per Share to Non-GAAP Adjusted Diluted Earnings Per Share:

NN, Inc - Total Company	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(in thousands, except per share data)	Amount	Diluted Earnings Per Share	Amount	Diluted Earnings Per Share
GAAP Net income	$4,147	0.15	$4,630	0.17
Pre-tax acquisition and integration costs	757	0.03	3,948	0.15
Pre-tax foreign exchange loss on inter-company loans	94	0.00	434	0.02
Pre-tax reorganization and impairment charges	336	0.01	1,190	0.04
Pre-tax write-off of unamortized debt issuance costs	2,589	0.10
Pre-tax write-off of interest rate swap	3,900	0.14
Pre-tax Amortization of intangibles & deferred financing costs	7,062	0.26	1,627	0.06
Tax effect of all adjustment reflected above (c)	(8,582)	(0.31)	(2,328)	(0.09)

Non- GAAP Adjusted net income & Non-GAAP Adjusted Diluted Earnings Per Share (b)	$10,303	$0.38	$9,501	$0.35

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc - Total Company	Three Months Ended September 30,
	2016		2015
(in thousands, except per share data)	Amount	% of Sales	Amount	% of Sales
GAAP Income from operations	$18,727	9.2%	$10,122	6.5%
Restructuring & impairment charges	336	0.1%	1,190	0.8%
Acquisition & integration expenses	757	0.4%	3,948	2.5%
Amortization of intangibles	5,922	2.9%	999	0.6%

Non-GAAP Adjusted income from operations (a)	$25,742	12.6%	$16,259	10.5%

GAAP Total Sales	$204,961		$154,824

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc - Autocam Precision Components Group	Three Months Ended September 30,
	2016		2015
(in thousands, except per share data)	Amount	% of Sales	Amount	% of Sales
GAAP Income from operations	$8,464	10.5%	$10,894	13.1%
Restructuring & impairment Charges	286	0.4%	—	0.0%
Acquisition & integration expenses	—	0.0%	—	0.0%
Amortization of intangibles	885	1.1%	885	1.1%

Non-GAAP Adjusted income from operations	$9,635	12.0%	$11,779	14.2%

China JV Contribution	1,427		621
Non-GAAP Adjusted income from operations	$11,062	13.7%	$12,400	14.9%
GAAP Total Sales	$80,492		$83,243

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc - Precision Bearing Components Group	Three Months Ended September 30,
	2016		2015
(in thousands, except per share data)	Amount	% of Sales	Amount	% of Sales
GAAP Income from operations	$5,840	10.1%	$6,633	11.0%
Restructuring & impairment Charges	50	0.1%	—	0.0%
Amortization of intangibles	57	0.1%	57	0.1%

Non-GAAP Adjusted income from operations (a)	$5,947	10.2%	$6,690	11.0%

GAAP Total Sales	$58,246		$60,545

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc - Precision Engineered Components Group	Three Months Ended September 30,
	2016		2015
(in thousands, except per share data)	Amount	% of Sales	Amount	% of Sales
GAAP Income from operations	$9,913	15.0%	$595	5.4%
Acquisition & integration expenses	320	0.5%	—	0.0%
Amortization of intangibles	4,980	7.5%	57	0.5%

Non-GAAP Adjusted income from operations (a)	$15,213	23.0%	$652	5.9%

GAAP Total Sales	$66,222		$11,036

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of these non-GAAP financial measures provide supplementary information about the impacts of acquisition and integration related expenses, foreign-exchange impacts on inter-company loans reorganizational and impairment charges. Over the past three years, we have completed six acquisitions, two of which were transformative for the Company. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges such as, the write-off of our interest rate swap, are excluded as the charges on not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual net income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations, represents GAAP income from operations, adjusted to exclude the effects of restructuring and non-cash impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted net income and adjusted diluted earnings per share, represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted net income and Non-GAAP adjusted diluted earnings per share, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP net income.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.